As filed with the Securities and Exchange Commission on February 8, 2006
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HEALTHSPRING, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1821898
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
44 Vantage Way, Suite 300
Nashville, Tennessee 37228
(Address of Principal Executive Offices)
HEALTHSPRING, INC. 2006 EQUITY INCENTIVE PLAN
NEWQUEST HOLDINGS, INC. 2005 STOCK OPTION PLAN
(Full title of the plans)
J. Gentry Barden
Senior Vice President, Corporate General Counsel and Secretary
HealthSpring, Inc.
44 Vantage Way, Suite 300
Nashville, Tennessee 37228
(615) 291-7000
(Name, Address, and Telephone Number of Registrant’s agent for service)
Copy to:
J. James Jenkins, Esq.
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-0002
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered(1)	price per share(2)	offering price	registration fee(2)
Common Stock, $0.01 par value	6,445,000	$2.50-$22.03	$132,949,285	$14,226

(1)	Includes (a) 195,000 shares issuable pursuant to awards under the 2005 Stock Option Plan, and (b) 6,250,000 shares issuable pursuant to awards under the 2006 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Pursuant to Rule 457(h) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of (a) the exercise prices for the 2,260,500 shares subject to outstanding options granted pursuant to the 2005 Stock Option Plan and 2006 Equity Incentive Plan, and (b) the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on February 3, 2006 for the other 4,184,500 shares registered pursuant hereto.

PART I
PART II
SIGNATURES
EXHIBIT INDEX
EX-5.1 OPINION OF BASS, BERRY & SIMS PLC
EX-23.1 CONSENT OF KPMG LLP

PART I
Information Required in the Section 10(a) Prospectus
     HealthSpring, Inc. (the “Registrant”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plans to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
(1)	The Company’s prospectus filed on February 6, 2006 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-128939) initially filed on October 11, 2005, which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed; and
(2)	The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on January 30, 2006, and including all other amendments and reports filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Our amended and restated certificate of incorporation contains provisions permitted under Delaware law relating to the potential liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:
•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.
     These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under Federal securities laws.
     As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation requires us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors.

     We have entered into indemnity agreements with each of our current directors and our executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
     We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.
     We maintain a directors’ and officers’ insurance and a company reimbursement policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.
     The foregoing summaries are subject to the complete text of the amended and restated certificate of incorporation and the Delaware General Corporation Law and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
     None.
Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation*

4.2	Second Amended and Restated Bylaws*

5.1	Opinion of Bass, Berry & Sims PLC

10.1	HealthSpring, Inc. 2006 Equity Incentive Plan*

10.2	NewQuest Holdings, Inc. 2005 Stock Option Plan*

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Bass, Berry & Sims PLC is contained in Exhibit 5.1 to this Registration Statement

24	Power of Attorney is contained on the signature pages
*Documents incorporated by reference from the Company’s Registration Statement of Form S-1, as amended (333-128939), originally filed with the SEC on October 11, 2005.
Item 9. Undertakings.
     A. The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     Provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 8th day of February, 2006.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President, Corporate General Counsel and Secretary

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Kevin M. McNamara and J. Gentry Barden and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Herbert A. Fritch Herbert A. Fritch	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 8, 2006
/s/ Kevin M. McNamara Kevin M. McNamara	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 8, 2006
Martin S. Rash	Director
/s/ Joseph P. Nolan Joseph P. Nolan	Director	February 8, 2006
/s/ Daniel L. Timm Daniel L. Timm	Director	February 8, 2006

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation*

4.3	Second Amended and Restated Bylaws*

5.1	Opinion of Bass, Berry & Sims PLC

10.1	HealthSpring, Inc. 2006 Equity Incentive Plan*

10.2	NewQuest Holdings, Inc. 2005 Stock Option Plan*

23.2	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Bass, Berry & Sims PLC is contained in Exhibit 5.1 to this Registration Statement

24	Power of Attorney is contained on the signature pages
* Documents incorporated by reference from the Company’s Registration Statement of Form S-1, as amended (333-128939), originally filed with the SEC on October 11, 2005.